Delisting Determination, The Nasdaq Stock Market, LLC, October 12, 2023, Republic First Bancorp, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Republic First Bancorp, Inc., effective at the opening of the trading session on October 23, 2023.
Based on review of information provided by the Company, Nasdaq
Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(c)(1). The Company was notified of the Staff determination on September 29, 2022.
On October 6, 2022, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Rule 5815. On November 8, 2022, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a series of milestones. The Company received an additional delist determination letters for its failure to meet the requirement in Listing Rule 5250(c)(1) on November 14, 2022, and for failure to meet the requirement in Listing Rules 5620(a) on January 3, 2023. The
Panel amended its decision on March 1, 2023, granting the Company additional time to regain compliance with Nasdaq rules. The Company received an additional delist determination letters for its failure to meet the requirement in Listing Rule 5250(c)(1) on March 23 and May
12, 2023. The Panel amended its decision again on June 14, 2023, granting the Company additional time to regain compliance with Nasdaq rules.
The Company received an additional delist determination letters for its failure to meet the requirement in Listing Rule 5250(c)(1) on August 11, 2023. Based on the Company failure to meet the terms of the exception, on August 21, 2023, the Panel issued a final decision denying the Company continued listing and notified the Company that trading in the Company securities would be suspended on August 23, 2023.
The Company did not appeal the Panel decision to the Nasdaq Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on October 5, 2023.